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                                                                      EXHIBIT 99

For More Information:
Investor contact: Barbara Bolens 414-438-6940, Director of Investor Relations Media contact: Carole Herbstreit 414-438-6882, Public Relations Manager


BRADY CORPORATION INCREASES F'05 GUIDANCE DUE TO A STRONG FIRST QUARTER.

MILWAUKEE (October 22, 2004)--Brady Corporation (NYSE: BRC), a world leader in identification solutions, today announced that it expects first quarter revenue in the range of $195 to $200 million, net income of $18 to 19 million and diluted earnings per share in the quarter of $0.75 to $0.79. For the full year, the company is raising earnings guidance to $66 to $69 million with sales of $780 to 800 million.

         "This has been a very good first quarter so far, due to stronger than expected base business growth, particularly in Asia, and a better than expected contribution from our recent acquisitions," said Brady President and Chief Executive officer Frank M. Jaehnert.

         Brady will announce its fiscal 2005 first quarter results on November 16, 2004.

         Brady is an international manufacturer and marketer of identification and materials solutions, with products including labels, signs, precision die-cut materials, printing systems, software, and label-application and data-collection systems for electronics, telecommunications, manufacturing, electrical, and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs about 4,000 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady had fiscal 2004 sales of $671 million and net income of $51 million. More information is available on the Internet at www.bradycorp.com.


This news release contains forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking information in this release involves risks and uncertainties, including, but not limited to, domestic and international economic conditions and growth rates; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; the successful implementation of a new enterprise-resource-planning system; the ability of the company to acquire, integrate and achieve anticipated synergies from new businesses; the ability of the company to adjust its cost structure to changes in levels of sales and product mix in a timely manner; variations in the economic or political conditions in the countries in which the company does business; technology changes; and the continued availability of sources of supply. Brady cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.